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                       EXHIBIT 10(l)

             RENEWAL PROMISSORY NOTE AGREEMENT

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           RENEWAL PROMISSORY NOTE AGREEMENT        Exhibit 10(l)



This Agreement is made and entered into between Peter H. Kelley ("Mr. Kelley") and Southern Union Company (the "Company") this 31st day of May, 1995. Reference is made to that certain Renewal Promissory Note of even date in the principal sum of Two Hundred Ninety-One Thousand Six Hundred Seventy-Three and 40/100 Dollars ($291,673.40) made by Mr. Kelley to the Company (the "Note").
For valuable consideration, receipt of which is acknowledged, Mr. Kelley and the Company agree that notwithstanding anything to the contrary contained in the Note, the Note shall be immediately canceled and any amount of principal or interest then due or accrued but unpaid shall be deemed paid in full or otherwise forgiven, with no further obligation or liability hereunder upon Mr. Kelley, upon either of the following:

1) Mr. Kelley ceasing to be an employee of Southern Union Company or its successor-in-interest (if not as a result of a "Change in Control" as defined below) or suffering any diminution in base compensation or capacity of employment as such an employee, for any reason whatsoever other than his voluntary resignation, retirement or his removal due to fraud, misappropriation or embezzlement; or

2) A Change in Control, which shall mean the occurrence of any of the following events: (i) there shall be consummated (x) any consolidation, merger, tender offer for, or exchange of securities of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities of another entity or other property, other than such a transaction in which the holders of the Com-pany's Common Stock immediately prior to such transaction have the same proportionate equity ownership of the sur-viving entity immediately thereafter, or in which a majority of the individuals constituting the Board of Directors of the surviving entity were directors of the Company immedi-ately preceding the transaction, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (ii) the stockholders of the Com-pany approve any plan or proposal for the liquidation or dissolution of the Company, (iii) any group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) shall hereafter become the beneficial owner (within the meaning of Rule 13d-3 under that Act) of 20% or more of the Company's outstanding Common Stock, or
     (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors cease for any reason to constitute a majority of the directors unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.


IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.




PETER H. KELLEY                  RONALD J. ENDRES
- ----------------------------     -----------------------------
Peter H. Kelley                  Southern Union Company
                                 By:  Ronald J. Endres
                                      Senior Vice President and
                                      Chief Financial Officer